Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

November 5, 2004

Contact:	Investors: Jennifer Rice (847) 295-5000, investor.relations@hewitt.com

       Media: Kelly Zitlow (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Reports Fiscal 2004 Results

Company Awarded Four New HR BPO Clients

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, today reported results for its fourth quarter and fiscal year ended September 30, 2004.

Hewitt’s net revenues (revenues before reimbursements) increased 11% in fiscal 2004, to $2.20 billion, compared to $1.98 billion in fiscal 2003. Outsourcing revenues increased 15% for the year, and Consulting revenues increased 5%. Adjusting for the favorable effects of acquisitions of approximately $79 million and the net favorable effects of foreign currency translation of approximately $40 million, total Company revenues increased 5%. On this basis, Outsourcing revenues increased 9%, and Consulting revenues were roughly even with the prior year.

“Fiscal 2004 marked another exciting year in our history,” said Dale L. Gifford, chairman and chief executive officer. “We concluded fiscal 2004 with a relatively strong fourth quarter—posting growth across all of our major lines of business, putting us on solid footing as we head into fiscal 2005.”

“A clear highlight of the year was our agreement to merge with Exult—to create the global leader in the fast-growing HR BPO sector,” Gifford stated. “With the merger complete on October 1, we have already begun to capitalize on the strength of our combined solution. Including the four clients we won since the closing, we have been awarded seven total HR BPO relationships since we initially announced the merger in June. We remain confident that we will realize the growth targets for fiscal 2005 that we set at the time of the merger announcement,” Gifford added.

Reported Earnings

Reported net income for fiscal 2004 increased 30% to $122.8 million, $1.25 per diluted share. Reported earnings included a pre-tax charge for the fiscal 2002 Initial Public Offering (IPO)-related grant of restricted stock to employees of $16.7 million. Net income in the prior fiscal year was $94.3 million, $0.97 per diluted share, and included a $39.0 million pre-tax charge for the one-time, IPO-related grant of restricted stock to employees.

Core Earnings

The Company presents core earnings, a non-GAAP financial measure, to provide current quarterly information on a basis that excludes pre-tax charges of $16.7 million and $39.0 million for the 2004 and 2003 fiscal years, respectively, related to the amortization of the one-time, IPO grant of restricted stock to employees. Core earnings per share also includes the shares issued in the IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

Core earnings for fiscal 2004 increased 12% to $132.5 million, or $1.33 per diluted share, from $117.8 million, or $1.19 per diluted share, in fiscal 2003.

Business Segment Results

Outsourcing

Outsourcing net revenues increased 15% in fiscal 2004, to $1.43 billion, from $1.25 billion in the prior year. Adjusting for the effects of acquisitions of approximately $72 million and favorable foreign currency translation of approximately $6 million, Outsourcing revenues increased 9%. This growth was driven primarily by the addition of new core services in benefits administration, an increase in one-time project revenue, and new HR BPO clients coming on line.

Outsourcing segment income (which excludes certain shared services costs not allocated to segments) increased 21% to $297.9 million for the year, compared to $245.9 million in the prior year. Outsourcing segment margin was 20.8%, compared to 19.7% in the prior year. The increase in Outsourcing margin was achieved while still making investments in HR BPO and payroll services, and was a result of continued efforts to leverage scale and technology.

As of September 30, 2004, the Company was serving 18.4 million end-user benefits participants, an increase of 7%, compared to the 17.2 million benefits participants served at the beginning of the year. Total benefits participants for the year consists of 6.6 million health and welfare participants, 6.3 million defined benefit participants and 5.5 million defined contribution participants.

The Company also said that including the recent announcements of new HR BPO relationships with Sun Microsystems and Capgemini, it has been awarded four new HR BPO relationships since the closing of the merger, and seven total HR BPO relationships since the merger was initially announced in June.

Consulting

Consulting net revenues increased 5% in fiscal 2004, to $772.6 million, from $734.4 million in the prior year. Adjusting for the effects of acquisitions of approximately $7 million and favorable foreign currency translation of approximately $34 million, Consulting revenues were approximately even with the prior year. Growth in health benefit management consulting offset declines in demand for certain discretionary consulting services. Retirement plan consulting revenues were relatively flat.

Consulting segment income (which excludes certain shared services costs not allocated to segments) declined 8% to $126.1 million for the year, compared to $136.4 million in the prior year. Consulting segment margin was 16.3% in fiscal 2004 compared to 18.6% in fiscal 2003. The change in margin was the result of declines in the European region, driven by a combination of higher costs due to increased compensation on lower-than-planned revenue, which resulted from the delay of certain legislative changes in Europe, and a previously planned office relocation, as well as a decline for certain discretionary communications and other consulting assignments in North America.

Unallocated Shared Services Costs

Unallocated shared services costs were $184.4 million, 8.4% of revenues, in fiscal 2004, compared to $165.3 million, 8.3% of revenues in the prior year. The change is attributable to an increase in the number of sales and marketing associates and related selling costs.

Operating Margin

Reported total Company operating income for fiscal 2004 was $222.8 million and included $16.7 million of pre-tax expenses for the one-time, IPO-related grant of restricted stock to employees. Total Company operating income for the prior year was $178.0 million and included $39.0 million of pre-tax expenses for the IPO-related grant of restricted stock to employees. Adjusting for this item, on a comparable basis total Company operating income increased 10% in fiscal 2004, to $239.6 million, from $217.0 million in the prior year. On this basis total Company operating margin was 10.9%, compared to 11.0% in fiscal 2003. Margins were relatively unchanged as higher Outsourcing operating margins, despite investments to expand HR BPO and payroll services, were offset by lower Consulting operating margins.

Cash Flow and Investments

Cash flow from operations was $241.1 million for fiscal 2004, compared to $278.6 million for the prior year, a decrease of 13%. Free cash flow, defined as cash flow from operations net of cash used in investing activities ($135.8 million), but excluding cash used for acquisitions ($11.5 million) and net purchases of short-term investments ($23.5 million), decreased 32%, to $140.2 million, for fiscal 2004, versus $205.6 million in 2003. (Cash used in investing activities in the prior year was $240.1 million, which includes cash used for acquisitions of $65.2 million and net purchases of short-term investments of $102.0 million.) The decline was primarily due to a higher annual incentive payout in fiscal 2004 related to fiscal 2003 accruals, versus a lower payout in fiscal 2003 for fiscal 2002 accruals, reflecting the fact that the Company only paid incentive compensation to former employee owners for four months in fiscal 2002 after becoming a corporation in May of fiscal 2002. The decline is also due to the timing of cash collections of receivables and a greater increase in the level of advanced billing arrangements in the prior year, the absence of a tax refund in fiscal 2004 versus fiscal 2003, and higher investments in deferred set-up costs for the HR BPO business.

Fourth Quarter Results

Net revenues for the fourth quarter ended September 30, 2004 increased 9% to $574.6 million, compared to $528.4 million in the prior-year quarter. Adjusting for the favorable effects of acquisitions of approximately $2 million and favorable foreign currency translation of approximately $9 million, revenues increased 7%. On this basis, Outsourcing revenues increased 9%, and Consulting revenues increased 2%.

Reported total Company operating income for the fourth quarter was $57.2 million and included $4.3 million of pre-tax expenses for the one-time, IPO-related grant of restricted stock to employees. Total Company operating income for the prior-year quarter was $55.8 million and included $3.8 million of pre-tax expenses for the IPO-related grant of restricted stock to employees. Adjusting for this item, on a comparable basis, total Company operating income increased 3% in the quarter, to $61.4 million, from $59.6 million in the prior-year quarter, and operating margin declined to 10.7% from 11.3%. Increased Outsourcing margins, despite investments to build out the HR BPO and payroll services, were offset by lower Consulting margins.

Reported net income was $33.1 million for the quarter, or $0.34 per diluted share, and included a $4.3 million pre-tax charge related to the fiscal 2002 one-time, IPO-related grant of restricted stock. Reported net income for the prior-year quarter was $29.6 million, or $0.31 per diluted share, and included $3.8 million of pre-tax expenses related to the fiscal 2002 one-time, IPO-related grant of restricted stock. Core earnings increased 9%, to $35.5 million, or $0.36 per diluted share, compared to $32.4 million, or $0.33 per diluted share, in the prior-year quarter.

Business Outlook

For fiscal 2005, the Company expects total Company net revenue growth of approximately 35% (approximately two-thirds of the growth is due to the addition of the Exult base). The revenue growth forecast comprises approximately 50% growth in Outsourcing (of which approximately three-quarters is due to the addition of the Exult base) and 4% to 8% growth in Consulting. The Company continues to expect core earnings in fiscal 2005 of about $152 million to $156 million, including about $20 million of estimated expenses related to the amortization of acquisition-related intangible assets, approximately $20 million of one-time integration and retention costs and approximately $25 million of estimated operating synergies. The company expects free cash flow of $175 million to $190 million. Should the rate of new client acquisition change, which would impact the amount of required set-up costs, expectations for cash flow could differ.

For the first quarter of fiscal 2005, the Company expects total Company net revenue growth of 30% to 32% and core earnings of $34 million to $36 million, including expenses related to the amortization of intangible assets and one-time integration and retention costs, as well as estimated operating synergies.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2004 results and the Company’s outlook for fiscal 2005. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings,” a non-GAAP financial measure. A full reconciliation of core earnings to GAAP earnings is included in this press release. This release will be posted to the Investor Relations section of www.hewitt.com.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 19,000 associates. For more information, please visit: www.hewitt.com.

Forward-Looking Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Hewitt and heritage Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from merging Hewitt and Exult may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in Hewitt’s Form S-4 filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2004	2003	% Change	2004	2003	% Change
Revenues:
Revenues before reimbursements (net revenues)	$574,600	$528,394	8.7%	$2,204,682	$1,981,656	11.3%
Reimbursements	13,728	9,242	48.5%	57,545	49,637	15.9%

Total revenues	588,328	537,636	9.4%	2,262,227	2,031,293	11.4%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	366,337	326,716	12.1%	1,412,908	1,266,931	11.5%
Initial public offering restricted stock awards	4,263	3,817	11.7%	16,733	39,010	(57.1)%
Reimbursable expenses	13,728	9,242	48.5%	57,545	49,637	15.9%
Other operating expenses	113,026	110,987	1.8%	431,912	396,009	9.1%
Selling, general and administrative expenses	33,789	31,113	8.6%	120,296	101,725	18.3%

Total operating expenses	531,143	481,875	10.2%	2,039,394	1,853,312	10.0%

Operating income	57,185	55,761	2.6%	222,833	177,981	25.2%
Other expenses, net:
Interest expense	(4,134)	(4,961)	(16.7)%	(18,608)	(20,014)	(7.0)%
Interest income	1,336	868	53.9%	3,316	2,638	25.7%
Other income (expense), net	1,440	(546)	n/m	318	36	n/m

Total other expenses, net	(1,358)	(4,639)	(70.7)%	(14,974)	(17,340)	(13.6)%

Income before income taxes	55,827	51,122	9.2%	207,859	160,641	29.4%
Provision for income taxes	22,682	21,553	5.2%	85,015	66,364	28.1%

Net income	$33,145	$29,569	12.1%	$122,844	$94,277	30.3%

Earnings per share:
Basic	$0.34	$0.31	11.2%	$1.28	$0.99	28.6%
Diluted	$0.34	$0.31	11.2%	$1.25	$0.97	28.8%
Weighted average shares:
Basic	96,521,841	95,769,474	0.8%	96,031,389	94,783,223	1.3%
Diluted	97,656,595	96,856,733	0.8%	97,950,088	96,832,723	1.2%

n/m = not meaningful

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $33 million and $123 million, and diluted earnings per share of $0.34 and $1.25 for the three and twelve months ended September 30, 2004, respectively, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all nonrecurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and twelve months ended September 30, 2004 and 2003, our core earnings and core EPS were:

Core Earnings and Core Earnings Per Share

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2004	2003	% Change	2004	2003	% Change
Income before income taxes as reported	$55,827	$51,122	9.2%	$207,859	$160,641	29.4%
Add back amortization of one-time initial public offering restricted stock awards	4,263	3,817	11.7%	16,733	39,010	(57.1)%

Core pretax income	$60,090	$54,939	9.3%	$224,592	$199,651	12.5%
Adjusted income tax expense (1)	24,637	22,524	9.4%	92,083	81,856	12.5%

Core net income	$35,453	$32,415	9.4%	$132,509	$117,795	12.5%

Core earnings per share:
Basic	$0.36	$0.33	9.6%	$1.35	$1.19	12.9%
Diluted	$0.36	$0.33	9.4%	$1.33	$1.19	12.3%
Core shares outstanding:
Basic (2)	98,166,226	98,400,308	(0.2)%	98,326,555	98,645,109	(0.3)%
Diluted (3)	98,980,825	99,015,066	—	99,507,352	99,382,350	0.1%

(1)	Assumes an effective tax rate of 41.0%.

(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 402,369 and 239,537 at September 30, 2004 and 2003, respectively, and 526,518 and 270,294 of treasury stock at September 30, 2004 and 2003, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;

•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Throughout the periods presented:

•	24,105 and 10,065 shares of common stock, restricted stock and restricted stock units issued for Director compensation at September 30, 2004 and 2003, respectively.

•	221,042 and 35,808 shares of common stock issued to fulfill the exercise of stock options at September 30, 2004 and 2003, respectively.

(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 1,180,797 shares and 737,241 shares for the years ended September 30, 2004 and 2003, respectively.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Business Segments

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2004	2003	% Change	2004	2003	% Change
Outsourcing (1)
Revenues before reimbursements (net revenues)	$372,896	$339,047	10.0%	$1,432,091	$1,247,234	14.8%
Segment income	81,194	64,277	26.3%	297,911	245,905	21.1%
Segment income as a percentage of segment net revenues	21.8%	19.0%		20.8%	19.7%
Consulting
Revenues before reimbursements (net revenues)	$201,704	$189,347	6.5%	$772,591	$734,422	5.2%
Segment income	31,100	33,762	(7.9)%	126,064	136,380	(7.6)%
Segment income as a percentage of segment net revenues	15.4%	17.8%		16.3%	18.6%
Total Company
Revenues before reimbursements (net revenues)	$574,600	$528,394	8.7%	$2,204,682	$1,981,656	11.3%
Reimbursements	13,728	9,242	48.5%	57,545	49,637	15.9%

Total revenues	$588,328	$537,636	9.4%	$2,262,227	$2,031,293	11.4%

Segment income	$112,294	$98,039	14.5%	$423,975	$382,285	10.9%
Charges not recorded at the Segment level:
Initial public offering restricted stock awards (2)	4,263	3,817	11.7%	16,733	39,010	(57.1)%
Unallocated shared costs	50,846	38,461	32.2%	184,409	165,294	11.6%

Operating income	$57,185	$55,761	2.6%	$222,833	$177,981	25.2%

(1)	On June 5, 2003, the Company acquired Cyborg, and on June 15, 2003, the Company acquired substantially all of the assets of NTRC. As such, their results are included in the Company’s Outsourcing segment results from the respective acquisition dates.

(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million were incurred in each of the three-month periods ended September 30, 2004 and 2003, respectively, and $17 million and $39 million were incurred in the twelve-month periods ended September 30, 2004 and 2003, respectively.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	September 30,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$129,481	$67,785
Short-term investments	183,205	159,720
Client receivables and unbilled work in process, less allowances of $21,732 and $15,011 at September 30, 2004 and 2003, respectively	522,882	461,430
Prepaid expenses and other current assets	65,239	46,496
Deferred income taxes, net	246	8,948

Total current assets	901,053	744,379

Non-Current Assets
Deferred contract costs	162,602	138,475
Property and equipment, net	236,480	237,476
Capitalized software, net	84,969	95,054
Other intangible assets, net	107,322	107,540
Goodwill, net	285,743	259,294
Other assets, net	29,805	21,937

Total non-current assets	906,921	859,776

Total Assets	$1,807,974	$1,604,155

LIABILITIES
Current Liabilities
Accounts payable	$20,909	$14,508
Accrued expenses	105,470	103,520
Advanced billings to clients	106,934	107,247
Accrued compensation and benefits	181,812	147,821
Short-term debt and current portion of long-term debt	13,445	33,000
Current portion of capital lease obligations	5,373	6,602
Employee deferred compensation and accrued profit sharing	49,450	47,583

Total current liabilities	483,393	460,281

Long-Term Liabilities
Deferred contract revenues	118,025	118,167
Debt , less current portion	121,253	135,563
Capital lease obligations, less current portion	79,982	83,191
Other long-term liabilities	75,512	69,468
Deferred income taxes, net	70,456	47,424

Total long-term liabilities	465,228	453,813

Total Liabilities	$948,621	$914,094

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	September 30,
	2004	2003
STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 32,480,669 and 30,463,187 shares issued and outstanding, as of September 30, 2004 and 2003, respectively	$325	$305
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 61,707,114 and 63,420,466 shares issued and outstanding as of September 30, 2004 and 2003, respectively	617	634
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 4,391,862 and 4,603,915 shares issued and outstanding as of September 30, 2004 and 2003, respectively	44	46
Restricted stock units, 118,363 and 173,998 units issued and outstanding, as of September 30, 2004 and 2003, respectively	2,166	3,302
Additional paid-in capital	633,934	627,329
Cost of common stock in treasury, 526,518 and 270,294 shares of Class A common stock as of September 30, 2004 and 2003, respectively	(13,414)	(6,164)
Retained earnings	194,430	71,586
Unearned compensation	(27,799)	(45,534)
Accumulated other comprehensive income	69,050	38,557

Total stockholders’ equity	859,353	690,061

Total Liabilities and Stockholders’ Equity	$1,807,974	$1,604,155

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Twelve Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$122,844	$94,277
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation	75,412	76,703
Amortization	42,806	37,691
Initial public offering restricted stock awards	15,017	34,833
Director stock remuneration	280	175
Deferred income taxes	31,590	36,187
Changes in operating assets and liabilities:
Client receivables and unbilled work in process	(61,890)	(52,537)
Prepaid expenses and other current assets	(12,620)	(6,696)
Due from related parties	—	3,468
Deferred contract costs	(24,427)	(13,184)
Accounts payable	6,001	(12,995)
Accrued compensation and benefits	31,524	38,466
Accrued expenses	7,827	18,849
Advanced billings to clients	(391)	32,811
Deferred contract revenues	(270)	(9,150)
Employee deferred compensation and accrued profit sharing	1,724	(9,320)
Other long-term liabilities	5,662	8,976

Net cash provided by operating activities	241,089	278,554
Cash flows from investing activities:
Sales (purchases) of short-term investments, net	(23,485)	(102,030)
Additions to property and equipment	(69,669)	(43,415)
Cash paid for acquisitions and transaction costs, net of cash acquired	(11,450)	(65,152)
Increase in other assets	(31,183)	(29,501)

Net cash used in investing activities	(135,787)	(240,098)
Cash flows from financing activities:
Proceeds from the exercise of stock options	3,890	681
Short-term borrowings	18,064	7,669
Repayments of short-term borrowings	(38,639)	(32,624)
Repayments of long-term debt	(13,000)	(9,236)
Repayments of capital lease obligations	(7,684)	(11,171)
Purchase of Class A common shares for treasury	(7,250)	(6,164)
Payment of offering costs	—	(796)

Net cash used in financing activities	(44,619)	(51,641)
Effect of exchange rate changes on cash and cash equivalents	1,013	2,210

Net increase in cash and cash equivalents	61,696	(10,975)
Cash and cash equivalents, beginning of period	67,785	78,760

Cash and cash equivalents, end of period	$129,481	$67,785

Supplementary disclosure of cash paid during the year:
Interest paid	$18,398	$18,390
Income taxes paid	56,847	8,486